Memorandum Of Understanding

Part A: LAW Insurance Broker Comapnay Co., LTD

Part B: ACE Insurance

On 1st September 2009, both parties collaboratively signed the Insurance Cooperation Popularization Contract (the “Contract”). For the sake of the supplement to the Contract content, the memorandum is signed in addition and the supplements are as follows:

Article 1

Part B agrees to authorize Part A to sell the Project EAZYGO Card (the “Project”) from the date on which the memorandum becomes effective. If Part B wants to suspend the Project, Part A shall be informed in written in more than 30 days before the suspension.

Article 2

The members of the Project (the “Members”), who are solicited, recommended by Part A, are qualified to use the EAZYGO Card, not limited to the cardholders. But the policyholders, who are not solicited by Part A, owned by Part B are excluded. And Part B agrees that Part B shall not make use of any data of the Members beyond the purpose of the Project without Part A’s assent in written beforehand. If the Members apply for the Project through the other Part B’s banks or the member database channels once again, Part B shall reject. But it’s not to subject to the limits that the members do not take out the Project products within 6 months after they have obtained the card within 6 months or they have become the effective policyholders after they had insured the Project products previously for more than one year.

The provisions in this article will not lapse due to the termination of the memorandum.

Article3

The remunerations of the Project products are as follows:

(一)	Brokerage: If Part B underwrites the Members of the Part A applying for the Project products, Part B shall pay the brokerage (tax included) to Part A monthly befor the date of 25.

The brokerage=paid-in premium in the previous month * the rate of brokerage (in Exhibit 1)

(二)	If the premium has to be returned to the buyer by Part B as a result of the causes not attributable to Part B such as void, revocation, surrender, default or the amount of insurance changed, Part A shall return the received remunerations to Part B according to the premium given back, and Part B may offset the remunerations against the brokerage it should pay.

Article4

Promotional activities: Both parties may arrange additional activity plans depending on the performance of the sell.

Article5

The termination of the Contract results in the termination of this memorandum. But the rights and interests of the policyholders will not be affected by the abrogation of the Contract and the memorandum.

Article6

Both parties agree that the related documents and electronic data for statistics shall be provided each other.

Article7

The memorandum and its exhibits are part of this Contract, sharing the same effectiveness with the Contract. If the memorandum contradicts this Contract, the memorandum shall control.

Article8

Any addition or modification to this memorandum and its exhibits shall be made in written by both parties.

Article9

This memorandum becomes effective as from 10/03/2011.